EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2007	2006	2005	2004	2003
Net income	$4,904,699	$5,223,393	$4,210,868	$3,419,408	$3,208,820
Weighted Average Shares Outstanding	634,911	642,141	654,289	662,415	676,380
Per Share Amount	$7.73	$8.14	$6.44	$5.16	$4.75

Cash dividends/Weighted Average

Shares Outstanding =

Cash dividends declared

Per share

	December 31,
	2007	2006	2005	2004	2003
Cash dividends	$2,371,463	$2,240,163	$1,437,738	$1,291,144	$1,240,872
Weighted Average shares outstanding	634,911	642,141	654,289	662,415	676,380
Per Share Amount	$3.75	$3.50	$2.20	$1.95	$1.85

Shareholders’ Equity/Shares

Outstanding at period end =

Book Value per share

	December 31,
	2007	2006	2005	2004	2003
Shareholders’ Equity	$41,117,641	$39,133,797	$37,049,303	$35,358,934	$34,061,554
Shares outstanding	629,582	638,642	647,760	657,486	664,788
Per Share Amount	$65.31	$61.28	$57.20	$53.78	$51.24

Net Income/Average

Assets = Return on

Average Assets

	(In Thousands)
	December 31,
	2007	2006	2005	2004	2003
Net Income	$4,905	$5,223	$4,211	$3,419	$3,209
Average Assets	$324,023	$299,641	$291,818	$288,574	$284,725
Return on Average Assets	1.51%	1.74%	1.44%	1.18%	1.13%

Net Income/Average

Shareholders’ equity =

Return on Average Equity

	(In Thousands)
	December 31,
	2007	2006	2005	2004	2003
Net Income	$4,905	$5,223	$4,211	$3,419	$3,209
Average Shareholders’ Equity	$38,072	$35,838	$34,410	$33,333	$32,838
Return on Average Equity	12.88%	14.57%	12.24%	10.26%	9.77%

Cash dividends per share/

Net income per share =

Dividends Payout Ratio

	December 31,
	2007	2006	2005	2004	2003
Cash dividends per share	$3.75	$3.50	$2.20	$1.95	$1.85
Net income per share	$7.73	$8.14	$6.44	$5.16	$4.75
Dividend Payout Ratio	48.51%	43.00%	34.16%	37.79%	38.95%

Average Equity/Average

Assets = Average Equity

To Average Assets

	(In thousands)
	December 31,
	2007	2006	2005	2004	2003
Average Shareholders’ Equity	$38,072	$35,838	$34,410	$33,333	$32,838
Average Assets	$324,023	$299,641	$291,818	$288,574	$284,725
Average Equity to Average Assets	11.75%	11.96%	11.79%	11.55%	11.53%

Loans/Total deposits =

Loan to Deposit Ratio

	(In thousands)
	December 31,
	2007	2006	2005	2004	2003
Total loans	$199,299	$194,623	$208,901	$217,173	$201,697
Total deposits	$285,451	$264,301	$250,349	$247,349	$241,724
Loan to Deposit Ratio	69.82%	73.64%	83.44%	87.8%	83.44%

Allowance for Loan Loss/

Total Loan = Allowance

To Total Loan Ratio

	(In thousands)
	December 31,
	2007	2006	2005	2004	2003
Allowance	$2,510	$2,394	$2,313	$2,646	$2,702
Total loans	$199,299	$194,623	$208,901	$217,173	$201,697
Allowance to total Loan ratio	1.26%	1.23%	1.11%	1.22%	1.34%